Exhibit 10.1

BRANCH PURCHASE AND ASSUMPTION AGREEMENT
AND
AGREEMENT FOR PURCHASE

This Agreement, dated as of December 30, 2010 is made by and among Amboy Bank, Old Bridge, New Jersey, a New Jersey state chartered commercial bank, (“Seller”) and 1st Constitution Bank, Cranbury, New Jersey, a New Jersey state chartered commercial bank (“Buyer”).

I.              DEFINITIONS

1.1    Certain Defined Terms.

Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural and vice versa.

“Actual Knowledge of Buyer (or Buyer’s Actual Knowledge)”.  The knowledge of any Responsible Individual of Buyer, after reasonable inquiry.

“Actual Knowledge of Seller (or Seller’s Actual Knowledge)”.  The knowledge of any Responsible Individual of Seller, after reasonable inquiry.

“Additional Rents”.  All amounts, other than Fixed Rents, due from any Tenant under any Lease, including without limitation percentage rents, escalation charges for real estate taxes, parking charges, marketing fund charges, reimbursement of operating expenses or common area expenses, maintenance escalation rents or charges, cost-of-living increases or other charges of a similar nature, if any, and any additional charges and expenses payable under any Lease.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person, except in those cases where the controlling Person exercises control solely in a fiduciary capacity.

“Amount of Premium” has the meaning set forth in Section 3.1 of this Agreement.

“Assets” has the meaning set forth in Section 2.1 of this Agreement.

“Assignment of Contracts”.  An Assignment and Assumption of Service Contracts, Guaranties and Warranties and Other Intangible Property in the form of Exhibit H attached hereto.

“Assignment of Leases”.  An Assignment and Assumption of Leases in the form of Exhibit I attached hereto.

 “ATM” means automatic teller machine.

“Benefit Plan” means any pension, profit-sharing, or other employee benefit, fringe benefit, severance or welfare plan maintained by or with respect to which contributions are made by, Seller or any of its Affiliates with respect to Seller’s employees.

“Bill of Sale”.  A Bill of Sale in the form of Exhibit G attached hereto.

“Branches” means the branch offices of Seller located at 32 New Amwell Road. Hillsborough, New Jersey, 995 Route 518, Rocky Hill, New Jersey, and 86 East Broad Street, Hopewell, New Jersey.

“Branch Cash” means cash on hand at the Branches, including vault cash, teller drawer cash, petty cash and ATM cash.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday on which Seller is open for business.

“Closing” means the purchase of the Assets and the Property by Buyer and the assumption of the Liabilities by Buyer on the Closing Date.

“Closing Date” has the meaning set forth in Section 11.1 of this Agreement.

“Conditions Precedent”.  The Conditions Precedent described in Section 11.3, which are precedent to Buyer’s obligation to acquire the Close.

“Creditors’ Rights Laws”.  All bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, as well as general equitable principles whether or not the enforcement thereof is considered to be a proceeding at law or in equity.

“Deed”.  A bargain and sale deed with covenants against grantor’s acts in the form attached hereto as Exhibit E.

“Delinquency Report”.  A report attached hereto as Schedule 5.23 setting forth the name of each Tenant as to which a delinquency exists as to the payment of Rent, and specifying the amount of each such delinquency, the period of time during which each such delinquency has been outstanding, and whether collection of such delinquency has been referred to legal counsel.

“Delivery Date”.  The date of any writing signed by the parties indicating that Seller has delivered all of the Due Diligence Materials as required by the Section entitled “Buyer’s Due Diligence.”

“Deposit Accounts” means the deposit accounts at the Branches, the balances of which are included in the Deposits or would be so included if the Deposit Account had a positive balance.

“Deposits” or “Deposit Liabilities” means all deposits (as defined in 12 U.S.C. Section 1813(l)) which are booked at the Branches on the Closing Date, including in each case accrued but unpaid interest and both collected and uncollected funds, but excluding (i) deposits held in accounts for which Seller acts as fiduciary and which are not transferring from Seller to Buyer (other than deposits held by Retirement Plans that are transferring from Seller to Buyer in accordance with this Agreement) and (ii) deposits constituting official checks, travelers checks, money orders or certified checks (“Excluded Deposits” shall refer to excluded deposits referred to at (i) and (ii)). A true and accurate list of the Deposits as of a date within 5 days prior to the date of this Agreement is attached hereto as Exhibit A.

“Depositor Credit Relationship” means any credit relationship between the owner of a Deposit Account and the Seller, other than a Loan.

“Dispute Resolver” means an independent accounting firm or other independent third-party mutually acceptable to Buyer and Seller to act as Dispute Resolver.

“Effective Date”.  The date this Agreement is signed by Seller or Buyer, whichever signs last, and an original of this Agreement is delivered to the other party.

“Environmental Laws”.  All federal, state, local or administrative agency ordinances, laws, rules, regulations, orders or requirements relating to Hazardous Materials.

“Environmental Reports”.  All environmental reports and investigations relating to the Real Property which are available to Seller, which are listed on Schedule 2.15(n) attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended.

“Equipment Leases” means all leases of the FF&E.

 “Expenses”.  All operating expenses normal to the operation and maintenance of the Property, including without limitation real property taxes and assessments; current installments of any improvement bonds or assessments which are a lien on the Real Property or which are pending and may become a lien on the Property; water, sewer and utility charges; amounts payable under any Contract for any period in which the Closing occurs; and permits, licenses and inspection fees.  Expenses shall not include expenses which are of a capital nature.

“FF&E. All furniture, fixtures and equipment used in the operations of the Branches including the ATM’s,  are listed on Schedule 2.1(d) hereto, which shall indicate whether such FF&E is owned by Seller or subject to an Equipment Lease.

“Fixed Rents”.  The fixed periodic rental payments under any Lease.

“Federal Funds Rate” means, for any day, the rate per annum (expressed on a basis of calculation of actual days in a year) equal to the “near closing bid” federal funds rate published in The Wall Street Journal on the Business Day following the Closing Date.

 “FDIC” means the Federal Deposit Insurance Corporation.

 “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

“Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated, under any applicable state or federal law relating to the protection, preservation or restoration of the environment, including, but not limited to, the following federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and the Insecticide, Fungicide and Rodenticide Act, each as amended.

“Laws”.  All restrictive covenants, building codes, Environmental Laws, zoning and land use laws and other local, state and federal laws and regulations applicable to the Real Property.

“Leases”.  The leases listed in on Schedule 2.3(b) hereto, whether such Lease be in writing  for a term or an unwritten month to month tenancy.

“Lease Rights”.  All of Seller’s right, title and interest in and to the Leases and any and all guarantees of the Leases.

“Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

“Loans” means (i) loans pursuant to which Seller has a security interest in a Deposit transferred hereunder, and (ii) those lines of credit which are provided as overdraft protection by Seller for a Deposit transferred hereunder, which are identified on Schedule 2.1(h) hereto.

 “Liabilities” has the meaning set forth in Section 2.2 of this Agreement.

“Major Loss” is defined as (i) any damage or destruction to the Real Property as to which the cost to repair, or the value of the portion taken, as the case may be, exceeds 10% of the Property Purchase Price, or (ii) any condemnation of the Real Property.

“Minor Loss” is defined as any such damage or destruction that is not a Major Loss.

“Permitted Exceptions”.  The exceptions to title as are agreed to by Buyer in writing.

“Property Purchase Price”.  The Property Purchase Price in total is $4,600,000.

“Rents”.  Fixed Rents and Additional Rents.

“Responsible Individuals”.  (i) with respect to Seller: George Scharpf, G. Gregory Scharpf and Stan Koreyva, (ii) with respect to Buyer: Robert Mangano.

“Retirement Plans” means those non-discretionary individual retirement accounts (IRAs) and Keogh retirement plan accounts relating to the Deposits for which Seller acts as custodian or trustee.

“Overdrafts” means those overdrafts of the book balance of any Deposit Accounts which are not overdrawn for more than seven days as of the Closing Date and which are not evidenced by a Loan.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Retirement Plans” means those non-discretionary individual retirement accounts (IRAs) and Keogh retirement plan accounts relating to the Deposits for which Seller acts as custodian or trustee.

“Safe Deposit Contracts” has the meaning set forth in Section 2.1(c) of this Agreement.

“Service Contracts”.  All contracts involving ongoing services for the Real Property and periodic payment therefor, as distinguished from franchise agreements, easements, guarantees, warranties and the like.

“Tenant(s)”.  Each tenant under each Lease.

“Tenant Estoppel Certificates”.  Tenant estoppel certificates in the form attached hereto as Exhibit F, to be provided by Seller as provided in the Section 11.3(c)(iv)entitled “Tenant Estoppel Certificates.”

“Title Company”.  First American Title Insurance Company, whose address is: 2 Research Way
 Princeton, New Jersey 08540, or such other reputable title company as Buyer may select.

“Title Policy”.  A policy of extended coverage American Land Title Association Policy of Owner’s Title Insurance issued by the Title Company in the amount of the Property Purchase Price, showing title vested in Buyer subject only to the Permitted Exceptions.

“Welfare Benefit Plans” means those Benefit Plans which are “welfare benefit plans” as defined by ERISA.

II.	PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES; PURCHASE OF THE BRANCHES

2.1     Purchase of Assets.

Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer possession of and all right, title and interest of Seller in and to the following assets to Buyer (collectively, the “Assets”) and Buyer agrees to purchase the same from Seller, as of the close of business on the Closing Date:

(a)     the Branch Cash;

(b)     the Overdrafts;

(c)     all lease contracts related to rental of safe deposit boxes at the Branches (“Safe Deposit Contracts”) and the rented and unrented safe deposit boxes at the Branches;

(d)     the FF&E which is owned by Seller;

(e)              with regard to each Retirement Plan, all of Seller’s right, title and interest in and to the related plan or trustee or custodial arrangement, and in and to all assets held by Seller pursuant thereto;

(f)               those Depositor Credit Relationships  purchased pursuant to Section 2.10 hereof (the “Purchased Depositor Credit Relationships”);

(g)              All of Sellers rights under the Equipment Leases; and

(h)              the Loans.

2.2     Assumption of Liabilities.

Buyer agrees to assume, pay, perform and discharge the following liabilities of Seller (the “Liabilities”) as of the close of business on the Closing Date:

(a)     the Deposits and all terms and agreements relating to the Deposit Accounts, excluding the deposit accounts set forth at Schedule 2.2(a);

(b)     Seller’s duties and responsibilities relating to the Deposits arising after the Closing Date with respect to: (i) the abandoned property laws of any state, (ii) any legal process which is served on Seller on or before the Closing Date with respect to claims against or for the Deposits that is not against Seller or is over and above the amount of the Deposits; or (iii) any other applicable law;

(c)     Seller’s duties and responsibilities with respect to any Equipment Leases;

(d)     Seller’s duties and responsibilities with respect to the Safe Deposit Contracts;

(e)     Seller’s duties and responsibilities with respect to the Retirement Plans;

(f)      Seller’s duties and responsibilities regarding any Purchased Depositor Credit Relationships;

(g)     Seller’s duties and responsibilities with respect to each Lease; and

(h)     Seller’s duties and responsibilities with respect to the Loans.

2.3     Purchase of the Branches

In addition to the purchase of the Assets as set forth in Section 2.1, and subject to and upon the terms and conditions of this Agreement,  Seller agrees to sell to Buyer, and Buyer agrees to acquire from Seller, all of Seller’s right, title and interest in and to the following:

(a)           Real Property.  The land described in Schedule 2.3(a) attached hereto commonly known as:

(i)	32 New Amwell Road, as shown on the tax map of the Township of Hillsborough, County of Somerset and State of New Jersey as Block 162, Lot 21;

(ii)	995 Route 518 as shown on the tax map of the Borough of Rocky Hill, County of Somerset, and State of New Jersey as Block 34001, Lot 80; and

(iii)	86 East Broad Street, as shown on the tax map of the Borough of Hopewell, County of Mercer and State of New Jersey as Block 23, Lot 9.

together with all appurtenances thereto, including without limitation, easements and mineral and water rights (the “Branches”), together with all buildings, parking lots, signs, walks and walkways, fixtures and equipment and all other improvements located at or on or affixed to the Branches to the full extent that such items are owned by Seller and constitute realty under the laws of the state of New Jersey (the “Improvements”) (the Branches and Improvements are collectively referred to herein as the “Real Property”);

(b)           Leases.  Seller  does hereby transfer, assign, convey and deliver to Buyer their respective entire right, title and interest in any Lease covering any part of the Real Property  (the “Leases”);

(c)           General Intangibles.  All general intangibles relating to design, development, operation, management and use of the Real Property; all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental authority or other person in connection with the development, use, operation or management of the Branches; all soil tests, engineering reports, appraisals, architectural drawings, plans and specifications relating to all or any portion of the Branches, and all payment and performance bonds or warranties or guarantees relating to the Branches (the “General Intangibles”); and

(d)           Contracts.  The Service Contracts, construction contracts for work in progress, any warranties thereunder, management contracts, unrecorded reciprocal easement agreements, operating agreements, maintenance agreements, franchise agreements and other similar agreements relating to the Property as listed on Schedule 2.3(d) attached hereto (the “Contracts”).

2.4     Transfer of Records.

(a)           At the Closing, Seller also shall transfer to Buyer possession and all right, title and interest of Seller in and to all books and records relating to the Assets and Liabilities.

(b)           All books and records relating to the Assets and Liabilities held by either Seller or Buyer after the Closing Date shall be maintained in accordance with (and for the period provided in) that party’s standard recordkeeping policies and procedures and subject to applicable laws and regulations governing records retention. Throughout such period, the party holding such books and records shall comply with the reasonable request of the other party to provide copies of specified documents, at the expense of the requesting party. The requesting party shall give reasonable notice of any such request.

2.5     Tax Matters.

(a)           Each party shall be responsible for its sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of any of the transactions contemplated by this Agreement. Seller shall be responsible for any taxes as a result of the sale and transfer of the Assets and the payment of any taxes or levies that may arise under the New Jersey Bulk Sales Act with respect to the Branches for all transactions occurring on or prior to the Closing Date.

(b)           Real estate and personal property taxes and installments of special assessments, if any, shall be prorated as of the Closing Date.  Seller shall pay all real estate and personal property taxes attributable to the Real Property to, but not including, the Closing Date and installments of special assessments due prior to or on the Closing Date.  If on the Closing Date, the final tax bills for the calendar year in which the Closing occurs are not available then the real estate tax adjustment will be based upon the preliminary tax bill, and a final tax adjustment shall be made within ten (10) days after the final tax bill is issued.  The provisions of this Section 2.4 shall survive the Closing.

2.6     Proration of Certain Items.

(a)           In General

(i)
Calculations.  For purposes of calculating prorations, Buyer shall be deemed to be in title to the Real Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year.  The amount of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing.  Seller and Buyer agree to cooperate and to the extent reasonably practicable shall make such adjustments no later than sixty (60) days after the Closing.  Except as set forth in this Section 2.5, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Buyer.  The provisions of Section 2.5 shall survive the Closing.

(ii)
Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to Buyer at the Closing and annual permit and inspection fees shall be apportioned between Seller and Buyer at the Closing.

(iii)	Basis of Prorations. All prorations shall be calculated as of 12:01 a.m. on the Closing Date, on the basis of a 365-day year

(b)           The Assets and Liabilities.  Except as detailed at Section 2.5 herein, all rental income or expenses associated with the operation of the Branches (including, but not limited to safe deposit box rental fees actually collected, and rent from the Leases), personal property taxes (tangible or intangible), utility, water and sewer charges and assessments, and any and all other pre-paid charges related to the operation of the Branches shall be prorated between Buyer and Seller as of the close of business on the Closing Date. Seller shall attempt to have all utility meters read as of the Closing Date.  Buyer shall cause all utility services to be placed in Buyer’s name as of the Closing Date.  If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Buyer as of the Closing Date and Seller shall receive a credit therefor at Closing. In addition, any quarterly assessments actually paid by Seller to the Deposit Insurance Fund of the FDIC prior to the Closing Date for the quarterly assessment period containing the Closing Date with respect to the Deposits, shall be prorated between Buyer and Seller as of the close of business on the Closing Date based upon the daily assessment rate in effect as of such assessment quarter with respect to Seller, the Deposits subject to assessment that actually transfer as of the Closing Date and the number of calendar days remaining until the end of such assessment quarter, such that Seller shall receive a reimbursement from Buyer for such number of calendar days remaining until the end of such assessment quarter.

(c)           Insurance.  There shall be no proration of Seller’s insurance premiums or assignment of Seller’s insurance policies.  Buyer shall be obligated (at its own election, and in accordance with applicable law) to obtain any insurance coverage deemed necessary or appropriate by Buyer.

(d)           Rents. Rents collected by Seller prior to Closing (the “Rents”) shall be prorated as of the Closing Date.  During the period after Closing, Buyer shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date to the extent subsequently collected by Buyer, it being understood and agreed that Buyer shall not be required to institute any proceeding to collect any such delinquent Rents; provided, however, Buyer shall apply Rents received after Closing first to payment of amounts due and owing for rental periods accruing after the Closing Date, whether or not amounts are also due from such tenants for the period prior to Closing. After Closing Seller shall remit any payments received by Seller to Buyer promptly upon receipt.  Seller shall have the right, after Closing, to proceed against tenants for Rents allocable to the period of Seller’s ownership of the Property but shall in no event seek to evict such tenants. The amount of any unapplied security deposits under the Leases held by Seller as of the Effective Date shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits. The provisions of this Section 2.5 shall survive the Closing.

(e)           Items Not to be Prorated. There shall be no prorations or adjustments of any kind with respect to:

(i)
Additional Rents relating to full or partial months prior to the Closing Date.  If Additional Rents relating to full or partial months prior to the Closing Date are not finally adjusted between Seller and any Tenant until after the Closing Date, then any refund to which any Tenant may be entitled shall be the obligation of Seller, and any additional amounts due from the Tenant for such period shall be the property of Seller.  Buyer shall have no obligation with respect to any such refund due to any Tenant and no claim to any such amounts due from any Tenant.  In seeking to collect any such amount due from any Tenant, Seller may take all appropriate collection measures (including litigation if deemed by Seller to be necessary or desirable), except that, in seeking to collect any such additional amounts due from any Tenant, Seller may not seek any remedy until six (6) months after the Closing Date or which would interfere with the Tenant’s continued occupancy and full use of its premises under such Tenant’s Lease, or Buyer’s rights to receive Rent with respect to any period beginning on the Closing Date.  If Seller receives any refund of expenses paid prior to the Closing and relating to a period prior to the Closing, and such expenses were reimbursed in whole or in part by any Tenant, Seller shall refund to each Tenant its share of any such refund.

(f)           Post-Closing Adjustments. After the Closing Date, Seller and Buyer shall meet from time to time to discuss adjustments in accordance with the following.

(i)	Non-delinquent Rents. If Buyer collects any non-delinquent Rents applicable to the month in which the Closing occurred, Seller’s pro rata share of such Rents shall be credited to Seller;

(ii)
Delinquent Rents for month in which the Closing occurred.  If Buyer collects from any Tenant Rents that were delinquent as of the Closing Date and that relate to the period in which the Closing occurred, then such Rents shall be applied in the following order of priority: First, to reimburse Buyer for all out-of-pocket third-party collection costs actually incurred by Buyer in collecting such Rents (including the portion thereof relating to the period after the Closing Date); second, to satisfy such delinquent Rent obligations relating to the period before the Closing Date; and third to satisfy such Tenant’s Rent obligations relating to the period after the Closing Date;

(iii)
Expenses.  With respect to any invoice received by Buyer after the Closing Date for Expenses that relate to the period in which the Closing occurred, Buyer will either, at Buyer’s option, (A) pay the entire amount of the invoice and either bill Seller for Seller’s share, or offset Seller’s share against any prorated Rents due to Seller under subsection (i) or (ii) above, or (B) compute Buyer’s pro rata share, write a check for that amount in favor of the vendor, and then send the invoice and check to Seller, in which case Seller agrees that it will pay for its share and forward the invoice and the two payments to the vendor.  If real property taxes and assessments payable for any period prior to Closing are determined to be more or less than the amounts prorated herein (in the case of the current year) or paid by Seller (in the case of any prior year), due to a reassessment of the Real Property or otherwise, Seller and Buyer shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts and Seller shall pay to Buyer any increase in the amount of such real property taxes and assessment applicable to any period prior to Closing or Buyer shall pay to Seller any decrease in the amount of such real property taxes and assessments applicable to any period prior to Closing ;

(g)           Survival of Obligations.  The obligations of Seller and Buyer under the Subsection entitled “Post-Closing Adjustments” shall survive the Closing.

(h)           Allocation of Closing Costs.  Buyer shall pay all charges and fees specified herein to be paid by Buyer, plus attorney’s fees incurred by Buyer in connection with the transaction, the cost of any survey(s), the costs of any inspections, the title insurance premium, including all charges for special endorsements or exclusions from the Title Policy issued to Buyer (other than those monetary encumbrances which Seller is required to satisfy prior to Closing pursuant to this Agreement), any fees or charges incurred as a result of recording any documents pertaining to the transaction (other than discharges of mortgages and termination statements).  Seller shall pay all charges and fees specified herein to be paid by Seller, all realty transfer fees, the costs of any discharges of mortgages and termination statements, plus attorney’s fees incurred by Seller.

2.7     Back Office Conversion.

Seller and Buyer shall cooperate with each other and shall use their reasonable best efforts (consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Assets and the Liabilities which is maintained on Seller’s data processing systems so that Buyer can incorporate such information into Buyer’s data processing systems no later than the opening of business on the Business Day following the Closing Date, including testing of such data transfers prior to the Closing Date. Buyer shall bear the costs of any third-party programming requirements related to such data processing efforts.

2.8     Certain Transitional Matters Following the Closing Date

(a)     Buyer agrees to honor in accordance with applicable law, up to the collected amount on deposit (and any other funds available by reason of any agreement between the depositor and Buyer), all properly drawn and presented checks, drafts, electronic debits and credits and withdrawal orders presented to Buyer by mail, over its counters, throughout the check clearing system, and Automated Clearing House of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller, or by Buyer, and all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Buyer. Buyer’s obligation under this Section to honor checks, withdrawal, draft forms and electronic debits and credits provided by Seller and carrying its imprint shall expire at the close of business on the 60th business day following the Closing Date or a date mutually agreeable to both parties.

(b)     If any of such depositors, instead of accepting the obligation of Buyer to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making such payment. Instead, Seller may, at its discretion, assume custody of the check or other item presented for payment, including electronic items, on an account which has been transferred with the Branches, batch such items and send them to Buyer by fax and by mail by the next business day after receipt thereof by Seller. Seller shall not, at any time, be liable or responsible for making payment on such items by reason of its obtaining custody of them for transmittal to Buyer. Nothing herein shall, however, be construed to relieve the Seller of any liability which it may have for accepting custody of any check or item presented for payment on a Deposit which Seller does not timely batch and send to Buyer in accordance with this Section 2.7(b), to the extent Buyer’s ability to satisfy such check or other item has been prejudiced by such delay.

In order to reduce the continuing charges to Seller through the check clearing system of the banking industry which will result from check forms of Seller being used after the Closing Date by the depositors whose accounts are assumed, Buyer agrees, at its cost and expense within 30 days prior to the Closing Date, to notify depositors of Buyer’s assumption of Deposit Liabilities and notify holders of ATM cards that all ATM cards held by customers of the Branches will be void as of the Closing Date, and that they will receive new ATM cards on or immediately prior to the Closing Date. Within 10 days after the Closing Date, Buyer shall, at its sole cost and expense and without cost to depositors, furnish each depositor of an assumed account with not less than fifty (50) checks on the forms of Buyer, with instructions to utilize Buyer’s checks and to destroy unused checks of Seller. Buyer will send Seller a copy of notification letters forwarded to depositors by Buyer. Seller hereby agrees that after the 60th business day following the Closing Date or a date mutually agreeable to both parties, it shall, with respect to the Branches, at its sole option, either: (1) return such check or other item with reference to the maker thereof; or (2) assume custody thereof and deliver the same in the manner aforesaid.

(c)     Buyer agrees, no later than the start of the second business day after demand by Seller, to pay Seller an amount equivalent to the amount of any uncollected item included in a depositor’s balance on the Closing Date which is returned after the Closing Date as not collected to the extent that Buyer has not suffered a loss with respect thereto. Buyer shall be required to make such payment for an item only up to the amount on deposit with Buyer at the time Seller makes the demand aforesaid.

(d)     Buyer shall timely forward to Seller any mail, facsimile or other correspondence, received at the Branches after the Closing Date, that is (i) addressed to Seller, or (ii) addressed to Buyer but relating to an obligation of Seller that originated prior to the Closing Date.

(e)     Adjustments after the Closing Date shall be made daily as may be required. Such adjustments shall be by wire transfer.

2.9     Information Returns.

Buyer shall file all required information returns with the Internal Revenue Service with respect to interest paid on the Deposits after the Closing Date, interest received on Overdrafts after the Closing Date, and any other information returns required with respect to the Assets and the Liabilities for the periods beginning after the Closing Date. Seller will file all required information returns with the Internal Revenue Service and any information returns required by state or local tax authorities with respect to interest paid on the Deposits on or before the Closing Date, interest received on the Overdrafts on or before the Closing Date, and any other information returns required with respect to the Assets and the Liabilities for periods ending on or before the Closing Date.

2.10	Depositor Credit Relationships.

Within thirty (30) days after the date hereof, the Seller shall provide the Buyer with a schedule listing each Depositor Credit Relationship. At the request of Buyer, Seller shall allow Buyer to review the credit file for each Depositor Credit Relationship. Buyer shall then have the option to purchase one or more (or all) Depositor Credit Relationships at the following purchase price: for business or personal lines of credit, par value plus accrued and unpaid interest, and for all other credits, at such price as the parties shall mutually agree upon.

III.           CONSIDERATION

3.1     Calculation for the Assets and the Liabilities.

In consideration of Buyer’s purchase of the Assets and its assumption of the Liabilities, Seller agrees to pay to Buyer in immediately available funds not later than 2:00 pm, New Jersey time, on the Closing Date an amount equal to the Deposits to be transferred under Section 2.2(a), plus accrued interest on such Deposits to be transferred, less the sum of the following, in each case calculated as of the close of business on the Closing Date (except as otherwise detailed herein):

(a)     the amount of Branch Cash;

(b)     the principal amount of the Overdrafts, provided however that Seller shall refund to Buyer the amount of such Overdrafts to the extent that such amount shall remain uncollected as of 30 days following the Closing Date, plus accrued interest from the Closing Date through the date of collection at the contract rate determined in accordance with the policies of Seller as detailed at Schedule 3.1(b);

(c)      The purchase price (calculated in accordance with Section 2.10 hereof) of the Purchased Depositor Credit Relationships;

(d)     the net amount (which may be a negative amount) of any adjustments under Section 2.5 (i.e., the amount payable by Buyer less the amount payable by Seller);

(e)     an amount equal to the Amount of Deposit Premium. The “Amount of Deposit Premium” shall be equal to $5,250,000, subject to adjustment as provided for under Section 3.3 hereof;

(f)     an amount in cash equal to prepaid safe deposit box rental fees actually collected, prorated for the period from the Closing Date to the end of the respective Safe Deposit Contract;

(g)     the Property Purchase Price; and

(h)     the aggregate outstanding principal and interest balances with respect to the Loans.

3.2     Settlement with respect to the Assets and the Liabilities.

 (a)     Not later than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a closing statement (the “Closing Statement”) prepared in accordance with Seller’s customary practices and procedures used in preparing financial statements, substantially in the form of Exhibit B to this Agreement, which shall be completed based upon information as of the close of business five business days prior to the Closing Date and shall be the basis of the payment made to Buyer’s account as of the Closing Date in the manner detailed at Section 3.1 herein (the “Settlement Payment”).

(b)     The parties shall cooperate in the preparation of an adjusted closing Statement (the “Adjusted Closing Statement”) within 30 days after the Closing Date, which shall be prepared in accordance with Seller’s customary practices and procedures used in preparing financial statements, substantially in the form of Exhibit C to this Agreement, which shall be completed as of the close of business on the Closing Date. On the Business Day after Buyer and Seller agree to the Adjusted Closing Statement, or Buyer and Seller receive notice of any determination of the Adjusted Closing Statement under subsection (e) (the “Adjusted Settlement Date”), Seller shall pay to Buyer (or Buyer shall pay to Seller, as the case may be) an amount (the “Adjustment Payment”) equal to the amount due as stated on the Adjusted Closing Statement, plus interest from the day after the Closing Date until the calendar day before the Adjustment Payment is made at a rate per annum (calculated daily based on a 360-day year) equal to the daily Federal Funds Rate.

(c)     The Settlement Payment and the Adjustment Payment shall each be made in immediately available funds to the party entitled to receive the payment, to an account which shall be identified by the party entitled to receive the funds to the other party not less than two Business Days prior to such payment.

(d)     Any errors associated with the Deposits or other items or calculations as detailed on the Closing Statement or the Adjusted Closing Statement (“Mistakes-in-Fact”) which are determined as of the date of the Adjusted Closing Statement shall be reconciled as of such date and appropriate adjustments of payments shall be made to Seller or Buyer, as appropriate, at such time. Notwithstanding the foregoing, or anything else herein to the contrary, any Mistakes-in-Fact which shall be determined by Seller or Buyer thereafter shall nevertheless be reconciled by adjustment or payment to Seller or Buyer, as appropriate, within 30 days of such determination; provided that either party shall notify the other of any such alleged Mistakes-in-Fact within one year after the Closing Date in order for a claim to be made with respect thereto.

(e)     Seller and Buyer shall use their best efforts to resolve any disagreement related to the Adjusted Closing Statement during the thirty (30) day period following receipt by Seller of notice from Buyer as to any such disagreement. If the disagreement is not resolved during such thirty (30) day period, the dispute shall be referred to a Dispute Resolver, and such Adjusted Closing Statement shall be modified by any such resolution and thereupon such Adjusted Closing Statement shall become final and binding on Buyer and Seller provided, however, that for any claim that does not exceed $5,000, in the event the fees of such Dispute Resolver as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller, on the one hand, and Buyer, on the other hand. Such Dispute Resolver shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. All determinations under this Agreement made by a Dispute Resolver shall be binding upon Buyer and Seller. Buyer and Seller shall share equally in the cost of any Dispute Resolver.

3.3           Adjustments to the Amount of the Deposit Premium.

Notwithstanding any other provision hereof, in the event the average closing daily Deposits attributable to the Branches for the thirty (30) calendar day period ending as of the Closing Date (the “Average Deposits”) is more than $115 million or less than $105 million (the “Target Range”), the Amount of the Deposit Premium will be increased or decreased by the same percentage as the excess or shortfall of the Average Deposits compared to the Target Range. For example, if the Average Deposits equaled $117,300,000 (i.e., exceeded the Target Range by 2%), then the Amount of the Deposit Premium would similarly increase by 2%, to $5,355,000. Similarly, if the Average Deposits totaled $101,850,000, the Amount of the Deposit Premium would total $5,092,500. Notwithstanding the forgoing, in no event may the Amount of the Deposit Premium exceed $5.4 million. Any adjustments required to reflect the actual Average Deposits through the Closing Date (as opposed to the Average Deposits calculated for purposes of the Closing Statement) will be made pursuant to the provisions of Section 3.2 hereof.

IV.       [Intentionally Omitted]

V.            SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties to Buyer.

5.1     Power and Authority.

(a)     The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Seller. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to conservatorship, receivership, and a court’s right under general principles of equity to refuse to direct specific performance.

(b)     The performance of this Agreement by Seller will not violate any provision of the Certificate of Incorporation or Bylaws of Seller, or any applicable law, rule, regulation, or any governmental permit or license or order or any contract or instrument by which Seller is bound, except for such violations which alone, or taken in the aggregate, would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”).

(c)     The Seller is a New Jersey state chartered commercial bank duly organized and validly existing under the laws of New Jersey, and has full corporate power to sell the Branches, and to conduct the business of the Branches and to enter into and perform this Agreement.

5.2     Litigation and Regulatory Proceedings.

Except as disclosed on Schedule 5.2 hereof, there are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Seller’s knowledge) threatened against Seller or any of the Assets, the Liabilities, or the Real Property which alone, or taken in the aggregate, reasonably would be expected to have a Seller Material Adverse Effect. No governmental agency has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement and Seller knows of no reason for any such opposition, disapproval or non-consent, including, but not limited to Seller’s compliance with the Community Reinvestment Act, the Bank Secrecy Act and the Truth-in-Lending Act.

5.3     Consents and Approvals.

Except for required regulatory approvals, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated by this Agreement, and as may be required as a result of any facts or circumstances relating solely to Buyer. The Seller has no reason to believe that any governmental agency would oppose or not approve or consent to the transactions contemplated by this Agreement and Seller knows of no reason for any such opposition, disapproval or non-consent.

5.4     Loans.

(a)     Except for the Loans, no loans are being sold by Seller to Buyer in this transaction.

(b)     None of the Loans is void or voidable by any person as a matter of law, pursuant to any public policy, or otherwise;

(c)     Each of the Loans and the loan documents relating thereto are enforceable against the borrower in accordance with their respective terms;

(d)     The Loans and the loan documents relating thereto are in compliance with all applicable laws; and

(e)     No notice of default or other failure (including breach, non-payment, or non-performance) has been sent by Seller and is outstanding and uncured with respect to any of the Loans or the loan documents relating thereto.

5.5     Compliance with Certain Laws.

The Deposit Accounts were opened, extended or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders, and the Branches has been operated in compliance with Seller’s policies and procedures and all applicable federal and state laws, regulations, rules and orders, except for such instances of noncompliance which do not have, and are not reasonably likely to have, a Seller Material Adverse Effect.

5.6     FDIC Insurance.

The Deposits are insured by the FDIC through the Deposit Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller.

5.7     Absence of Employment Agreements.

There are no employment agreements, contracts, incentive plans (other than such agreements, contracts and plans that will terminate automatically on the Closing Date) or disputes between Seller and the employees of Seller based at the Branches, whether written or otherwise, relating to wages, hours, terms of employment, benefits or working conditions.

5.8   Books and Records.

The books and records of Seller respecting the operations of the Branches accurately reflect, in accordance with Regulatory Accounting Principles consistently applied, the amount of Branch Cash and the total balance of each Deposit Account being transferred to Buyer.

5.9   Deposit Accounts.

To the best of Seller’s knowledge, all of the Deposit Accounts were originated and have been administered in compliance, in all material respects, with the document governing the relevant type of Deposit Account and all applicable laws. Seller has properly accrued interest on the Deposit Accounts and the records respecting the Deposit Accounts accurately reflect such accruals of interest. Seller has delivered to Buyer a true and complete copy of each of the documents governing the Deposit Accounts and a true and correct copy of the current Deposit Account forms for each of the types of Deposit Accounts offered by Seller at the Branches.

5.10   No Broker.

Except as disclosed on Schedule 5.10, no agent, broker, investment banker or other person acting on behalf or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with this Agreement.

5.11  Community Reinvestment Act.

Seller is in compliance in all material respects with the Community Reinvestment Act (“CRA”) and its implementing regulations and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause bank regulatory authorities to deny any application or non-objection required to be filed pursuant to this Agreement.

5.12   Disclosure.

Exhibit A, attached hereto, is a comprehensive list of deposit accounts domiciled at each branch as of the date indicated thereon. Without limiting the generality of the foregoing, the information concerning the Loans and the Deposit Accounts contained in or delivered by the Seller pursuant to this Agreement, heretofore provided to Buyer fairly and accurately describes the liabilities to be assumed and purchased by Buyer pursuant to this Agreement, in all material respects.

5.13         Exhibits and Schedules

The Exhibits and Schedules attached hereto, as provided by or on behalf of Seller, completely and correctly present in all material respects the information required by this Agreement to be set forth therein.  No representation or warranty by Seller herein and no information disclosed in the Schedules hereto supplied by or on behalf of Seller contains any untrue statement of a material fact or omits to state a fact necessary to make the statements contained herein or therein not materially misleading. Seller has no Actual Knowledge of any events, transactions or other facts which, either individually or in the aggregate might reasonably give rise to circumstances or conditions which might have a material adverse effect on the Assets or the Deposits.

5.14         Title to the Real Property

 Seller  has good and marketable title to each parcel of the Real Property, insurable at ordinary rates by the Title Company, free and clear of all liens, restrictions, easements, encumbrances, claims or liens by contractors, subcontractors, mechanics and materialmen; leases and tenancies and other title objections except for (i) the Leases, (ii) the lien of real estate taxes for 2011 not yet due and payable, (ii) the exceptions to title set forth in Schedule 5.14 attached hereto and made a part hereof.  If Seller cannot or is unable to deliver title as set forth in the immediately preceding sentence, Seller shall be in default.  If between the date of this Agreement and the Closing Date, any new exceptions are raised which did not appear on the title commitment, or an updated survey shows any new encroachments or other survey matters not shown on the survey (collectively, “New Exceptions”), then Buyer shall have the right to give Seller written notice of same (provided that Buyer must notify Seller of such objection to title within five (5) business days of being made aware of the existence of such exception) and in such instance the Seller shall remove such title encumbrances and exceptions prior to the Closing Date.

5.15         Environmental Compliance.

(a)           There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature affecting or related to the Real Property pending or to Seller’s knowledge threatened. To Seller’s Actual Knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation Seller is not subject to any agreement, order, judgment or decree by or with any party related to or affecting the Real Property.

(b)           Seller has operated the Real Property, at all times during its ownership, in material compliance with all Environmental Laws.  Seller is not aware of nor has it received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of Seller or Buyer with all Environmental Laws with regard to the Real Property.

(c)           Seller has obtained all material permits, licenses and authorizations that are required under all Environmental Laws for the operation and ownership of the Real Property.

(d)           To Seller’s Actual Knowledge, no Hazardous Materials exist on, about or within the Real Property, nor have any Hazardous Materials previously existed on, about or within or been used, generated, transported, disposed of, on or released from the Real Property.

(e)           To the Actual Knowledge of Seller, there are no underground storage tanks on, in or under any of the Real Properties and no underground storage tanks have been closed or removed from any of the Real Properties while the property was owned, operated or controlled by Seller or any subsidiary.

(f)            Seller has delivered true and complete copies of all Environmental Reports to Buyer.

5.16         No Material Defects.  To Seller’s Actual Knowledge, there are no material defects with respect to the Real Property, including, without limitation, no material defects in the structural and load-bearing components of the Improvements, the roof(s), the parking lot(s), the plumbing, heating, air conditioning and electrical and life safety systems, and all such items are in good operating condition and repair.

5.17         Compliance with Laws.  To Seller’s Actual Knowledge, the use and operation of the Real Property is in compliance in all material respects with all applicable Laws, and Seller has received no notice that the use or operation of the Real Property is in violation of any applicable Laws.

5.18         No Regulatory Proceedings.  There are no condemnation, environmental, zoning or other land-use regulation proceedings that have been instituted and Seller has not received any notice of any such proceeding that is planned to be instituted, nor has Seller received notice of any special assessment proceedings affecting the Real Property.  Seller shall notify Buyer promptly of any such proceedings of which Seller becomes aware.

5.19          Utilities.  All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required, to Seller’s Actual Knowledge, by any Laws or by the normal use and operation of the Real Property are installed to the property lines of the Real Property, and are connected pursuant to valid permits, and are adequate to service the Real Property as presently operated and, to Seller’s Actual Knowledge, to permit compliance with all Laws. To Seller’s Actual Knowledge, no fact or condition exists which would result in the termination or impairment in the furnishing of utility services to the Real Property.

5.20         Licenses, Permits, Access, etc.  Seller has obtained all licenses, permits (specifically including construction permits for the installation of tenant improvements by whomever installed), variances, approvals, authorizations, easements and rights of way, including proof of dedication, required from all governmental authorities having jurisdiction over the Real Property or from private parties for the construction, development, present use, operation and occupancy of the Real Property and to insure vehicular and pedestrian ingress to and egress from the Real Property to and from the public streets and roads.

5.21         Use and Operation.  Seller knows of no facts nor has Seller failed to disclose any fact which would prevent Buyer from using and operating the  Real Property after Closing in the manner in which the Property is currently operated.

5.22         Enforceability of Leases.  To Seller’s Actual Knowledge, each of the Leases, including without limitation any guaranties thereof, is an enforceable Lease and is in full force and effect according to the terms set forth therein, except as the enforcement thereof may be limited by applicable Creditors’ Rights Laws.

5.23         No Tenant Delinquencies or Defaults.  Except as specifically disclosed on Schedule 5.23: (i) no Tenant is greater than fifteen (15) days delinquent in the payment of its rental and other sums due, (ii) no Tenant has abandoned or otherwise vacated the Real Property, (iii) to Seller’s Actual Knowledge, no Tenant or guarantor has filed a voluntary petition in bankruptcy, insolvency or similar proceedings, has been the subject of an involuntary bankruptcy petition, or otherwise been adjudged bankrupt or insolvent in any proceedings filed against such Tenant or guarantor; (iv) to Seller’s Actual Knowledge, no trustee or receiver has been appointed for any Tenant; (v) no written notice has been provided to any Tenant notifying the Tenant that it is in default under the Lease which default has not been remedied by such Tenant; and (vi) no Tenant, to Seller’s Actual Knowledge, is otherwise in default under any of the Leases.  Except as otherwise provided in the Lease, to Seller’s Actual Knowledge, each Tenant is legally required to pay all sums and perform all other material obligations set forth in its respective Lease, without concessions, abatements, offsets or other basis for relief or adjustment, subject to applicable Creditors’ Rights Laws.  No Tenant has indicated to Seller either orally or in writing its present intent to terminate its Lease prior to expiration of the term of such Lease.

5.24         No Lease Defaults by Seller.  To Seller’s Actual Knowledge, no material event of default on behalf of Seller, as lessor, exists under any Lease and no event or condition exists that, upon the giving of notice or lapse of time, or both, would constitute a default by Seller under any Lease.  Seller has not received any notice from any Tenant of any offsets, defenses or claims of overcharges, refunds or otherwise available against rent or other charges payable by such Tenant or other performance or obligations otherwise due from it under any Lease.

 5.25        Commission Agreements and Payment of Lease Costs.  Seller has delivered complete and correct copies of all brokerage and commission agreements regarding the Real Property to Buyer.  Seller has paid in full any of landlord’s leasing costs or obligations, including without limitation any costs incurred by Seller in connection with any tenant improvements.  No brokerage or similar fee is due or unpaid by Seller with respect to the Leases, and no brokerage or similar fee shall be due or payable by Seller after the Closing in connection with the Leases, whether by installment payments or otherwise.

5.26         FF&E.  Seller owns good and marketable title to, or leases under valid and enforceable leases, all of the FF&E, free and clear of any liens or encumbrances, and (ii) the FF&E is in good order and repair. Seller has the right to assign all of the Equipment Leases.

5.27          No Contracts for Improvements.  At the time of Closing (i) there will be no outstanding written or oral contracts made by Seller for any improvements to the Real Property which have not been fully paid for and Seller shall cause to be discharged all construction, mechanics and materialmen’s liens arising from any labor or materials furnished to the Real Property prior to the time of Closing, and (ii) Seller shall have completed all punch-list items with respect to any tenant improvements constructed by Seller as landlord under the Leases.

5.28         Brokered Deposits.  None of the Deposits is a “brokered deposit” as such term is defined in 12 CFR Section 337.6(a)(2).

5.29         Additional Deposit Relationships.  Except as set forth on Schedule 5.29 hereto, no holder of a Deposit Account has any other deposit relationship with the Seller.

VI.           BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties to Seller.

6.1     Power and Authority.

(a)     The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Buyer. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms subject to conservatorship, receivership, and a court’s right under general principles of equity to refuse to direct specific performance.

(b)     The performance of this Agreement by Buyer will not violate any provision of the Certificate of Incorporation, Bylaws or similar governing documents of Buyer, or any applicable law, rule, regulation, or order or any contract or instrument by which Buyer is bound except for such violations which alone, or taken in the aggregate, would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”).

(c)     The Buyer is a commercial bank duly organized and validly existing under the laws of the State of New Jersey, and has full corporate power to enter into and perform this Agreement.

6.2     Litigation and Regulatory Proceedings.

There are no actions, complaints, petitions, suits or other proceedings, or any decree, injunction, judgment, order or ruling, entered, promulgated or pending or (to Buyer’s knowledge) threatened against Buyer or any of its properties or assets which alone, or taken in the aggregate, reasonably would be expected to have a Buyer Material Adverse Effect. No governmental agency has notified Buyer that it would oppose or not approve or consent to the transactions contemplated by this Agreement, and Buyer knows of no reason for any such opposition, disapproval or non-consent, including, but not limited to Buyer’s compliance with the Community Reinvestment Act, the Bank Secrecy Act and the Truth-in-Lending Act.

6.3     Consents and Approvals.

Except for required regulatory approvals, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required to be obtained by Buyer in connection with Buyer’s consummation of the transactions contemplated by this Agreement.

6.4     FDIC Insurance.

Buyer is authorized to hold deposits that are insured by the FDIC through the Deposit Insurance Fund to the extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

6.5     No Broker.

Except for Raymond James & Associates, Inc., no agent, broker, investment banker or other person acting on behalf or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with this Agreement.

6.6     Community Reinvestment Act.

Buyer is in compliance in all material respects with the CRA and its implementing regulations and there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency that may cause bank regulatory authorities to deny any application or non-objection required to be filed pursuant to this Agreement. Buyer has received a rating of not less than “satisfactory” on its most recent CRA examination. In addition, Buyer has not been advised of any supervisory concerns regarding compliance with CRA.

VII.          ADDITIONAL AGREEMENTS OF SELLER

7.1     Access to Seller’s Premises, Records and Personnel.

(a)     Upon execution of this Agreement, Seller shall give Buyer and its representatives such access to the Branches as Buyer may reasonably request, provided that Buyer does not unreasonably interfere with the Branches’ business operations. Seller shall not be required to provide access to or to disclose information where such access or disclosure might violate or prejudice the rights of any customer or employee or would be contrary to law, rule, regulation or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement. To the extent the confidential and proprietary information consists of “non-public personal information” within the meaning of the Gramm-Leach-Bliley Act Section 509(4), each party receiving such information shall take reasonable measures to: (i) ensure the security and confidentiality of such non-public personal information; (ii) protect against any anticipated threats or hazards to the security or integrity of such non-public personal information; and (iii) protect against unauthorized access to or use of such non-public personal information.

(b)     Anything contained in this Agreement to the contrary notwithstanding, Seller shall not be required to disclose, or to cause the disclosure to Buyer or its representatives (or provide access to any offices, properties, books or records of Seller, that could result in the disclosure to such Persons or others), of any tax returns and/or any work papers relating thereto or any other confidential information relating to income or franchise taxes or other taxes of Seller, or trade secrets, patent or trademark applications, or product research and development belonging to or performed by or for Seller, nor shall Seller be required to permit or to cause others to permit Buyer or its representatives to copy or remove from the offices or properties of Seller any documents, drawings or other materials that might reveal any such confidential information; provided, however, Buyer shall have access to tax returns to the extent that liability for the taxes at issue could be imposed on Buyer.

(c)           At Buyer’s request, Seller shall authorize and permit certain of its officers and members of management to engage in discussions with Buyer for the purposes of discussing the Branches business, and Buyer shall maintain the confidentiality of any information furnished by such officers or members of management of Seller pursuant to such discussions with Buyer.

(d)           At any time(s) reasonably requested by Buyer prior to Closing, Buyer may contact and interview the Tenants, provided that such contacts or interviews shall occur after reasonable oral or written notice to Seller.  Seller will be afforded a reasonable opportunity to be present during any interview.

7.2     Regulatory Approvals.

Seller agrees to use its reasonable best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Seller also agrees to cooperate with Buyer in obtaining any regulatory approval that Buyer must obtain before the Closing. Seller shall notify Buyer promptly of any significant development with respect to any application it files under this Section. Seller also shall provide Buyer with a copy of any regulatory approval it receives under this Section, promptly after Seller’s receipt of the same.

7.3     Conduct of Business.

(a)            Except as provided in this Agreement or as may otherwise be agreed upon by Buyer, Seller will continue to carry on the business at the Branches until the Closing in the ordinary course of business, consistent with prudent business practices, and will use reasonable efforts to preserve the goodwill of all depositors at the Branches, all employees at the Branches and all others having business relations with the Branches. Seller shall not terminate the operation of the Branches, unless those operations cease due to events beyond Seller’s control. Seller will notify Buyer of any event of which Seller obtains knowledge that would make any of Seller’s representations under Article V of this Agreement false in any material respect.

(b)           In furtherance of the forgoing, Seller shall not, without the prior written approval of Buyer, take any of the following actions:

(i)	Leases. Execute or renew any Lease; or consent to any assignment of or subletting of any Lease; or terminate any Lease; or modify or waive any material term of any Lease;

(ii)
Contracts.  Enter into, modify, execute or terminate any operating agreement, reciprocal easement agreement, management agreement or any lease, contract, agreement or other commitment of any sort (including any contract for capital items or expenditures), with respect to the Real Property;

(iii)
Employee Payroll. Increase the wages of any employee of the Branches, as detailed at Schedule 7.3, other than in accordance with the salary budget guidelines presently in effect, as detailed at Schedule 7.3.

(c)           Except as otherwise contemplated or permitted by this Agreement or approved by Buyer in writing,  Seller will maintain and repair the Real Property in a prudent manner, in the ordinary course of business, on an arm’s-length basis and consistent with its past practices, and without limiting the foregoing, Seller shall, in the ordinary course, enforce leases in all material respects including eviction proceedings against all Tenants with delinquencies in excess of thirty (30) days, pay all costs and expenses of the Real Property, including, without limitation, debt service, real estate taxes and assessments and maintain insurance, and will not (i) mortgage, pledge, hypothecate, transfer or dispose of all or any part of the Real Property or any interest therein, (ii) make any alterations or changes to the Real Property, or any part thereof other than ordinary and necessary maintenance and repairs.

7.4     Returned Items.

If Seller accepts an item before the Closing Date, which item is returned as uncollectible, and no offset of funds is available to Buyer, then Seller shall be liable for such item in an amount equal to the portion not covered by offset. Adjustment to the Settlement Payment will be made as necessary to reflect Seller’s liability.

7.5    Branch Operations.

Seller shall not materially alter the products or services presently offered at the Branches or materially alter the pricing policy applicable to such products without prior notice to Buyer.

7.6    Final Payroll.

Seller shall pay all of its employees not later than as of the close of business on the Closing Date all sums due for all wages earned, including overtime pay, and all accrued vacation leave as of such time.

7.7    Customer Records.

At or prior to the execution of this Agreement, and monthly thereafter until the Closing Date, or as otherwise agreed, Seller agrees to provide to Buyer a list of all Deposits, identifying the types of each such deposit, the amount thereof, the interest rate(s) paid thereon, the name(s) and address(es) of each deposit as well as all other pertinent information regarding each depositor and his or her Deposit. Buyer shall have the right, prior to the Closing Date, to review the books and records of Seller relating to such Deposits for the purpose of verifying the accuracy of the foregoing list.

7.8   IRA and Keogh Plan Deposits.

(a)     On or before the Closing Date, to the extent that such accounts will transfer to Buyer, Seller shall: (i) resign as of the close of business on the Closing Date as the trustee or custodian, as applicable, of each IRA and Keogh Plan of which it is the trustee or custodian; (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan and applicable law, appoint Buyer as successor trustee or custodian, as applicable, of each such IRA or Keogh Plan, and Buyer hereby accepts each such trusteeship or custodianship under the terms and conditions of Buyer’s plan documents for its IRA and Keogh Plans, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business on the Closing Date; and (iii) deliver to the IRA grantor or Keogh Plan named fiduciary, of each such IRA or Keogh Plan such notice of the foregoing as is required by the documentation governing such IRA or Keogh Plan or applicable law. Buyer shall be solely responsible for delivering its IRA and Keogh Plan documents to the applicable IRA grantor and Keogh Plan named fiduciary, including, but not limited to, a beneficiary designation form to be completed by the applicable IRA grantor or Keogh Plan participant; provided, however that in the event the IRA grantor or Keogh Plan participant dies before such time as Buyer receives a properly completed beneficiary designation form, Seller shall make available to Buyer such information as may exist in Seller’s files regarding any beneficiary designation it may have regarding such decedent. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or applicable law; (x) Seller is not permitted to appoint Buyer as successor trustee or custodian, or the IRA grantor or Keogh Plan or named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Buyer; or (y) such IRA or Keogh Plan includes assets that are not Deposits and are not being transferred to Buyer or the assumption of such deposit liabilities included in such IRA or Keogh Plan or would result in a loss of qualification of such IRA or Keogh Plan under the Code, all deposit liabilities of Seller held under such IRA or Keogh Plan shall be excluded from the Deposits. Upon appointment as a successor custodian for such IRAs or as a successor trustee for such Keogh Plans, Buyer shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations.

(b)     To the extent the Deposits include certain IRAs and Keogh Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan participant (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70-1/2, effective as of the Closing Date, Buyer agrees to continue to make such periodic distributions in accordance with the reasonable distribution instructions forwarded by Seller to Buyer. Buyer hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Closing occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposits.

(c)     Prior to the Closing Date, Seller shall provide to Buyer copies of all plan documents and beneficiary designation forms in Seller’s possession with respect to the IRAs and Keogh Plans.

 7.9    Non-Solicitation After Closing.

(a)     Seller agrees that, for a period of two (2) years after the Closing, neither the Seller nor its Affiliates shall directly or indirectly solicit Bank Deposits (as hereinafter defined) from customers of the Branches maintaining Deposits transferred to the Buyer pursuant to this Agreement, except that (a) nothing herein shall prevent Seller from making general solicitations of the public (or any segment of the public), through advertising campaigns or otherwise, for the purpose of having the public establish Bank Deposits of the Seller, so long as such solicitations are not specifically directed toward customers of the Branches, (b) nothing herein shall prevent Seller from soliciting so-called “brokered” certificates of deposit, and (c) nothing herein shall prevent Seller from displaying brochures and other marketing materials with respect to Bank Deposits at Seller’s offices. As used herein, “Bank Deposits” means demand deposits, time deposits and certificates of deposit insured by the FDIC.

(b)     Seller agrees that, for a period of two (2) years after the Closing, Seller shall not, within the “Restricted Area” described below, open or maintain any banking branch office or purchase any single banking branch office from a third-party, other than an office operated by the Seller as of the date of the Agreement. For the purposes of this Agreement, the Restricted Area shall be defined as the geographic area within a five mile radius of each of the Branches.

(c)     Notwithstanding the foregoing, the provisions in this Section 7.9 shall not apply to Seller or its successors or assigns if the Seller (a) is acquired in a merger or asset sale transaction with a third-party, or (b) Seller acquires another bank, thrift or financial institution by merger or asset sale consisting of at least two retail banking offices and one or more of such offices falls within the Restricted Area.

7.10      Depositor Credit Relationships

In the event any Depositor Credit Relationships exist which are not transferred to Buyer at the Closing, Buyer shall have the option, for a period of ninety (90) days after the Closing, to purchase such Depositor Credit Relationship from Seller at a purchase price calculated in accordance with Section 2.10 hereof.

VIII.         ADDITIONAL AGREEMENTS OF BUYER

8.1     Regulatory Approvals.

Buyer agrees to use its reasonable best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Buyer shall prepare and file all necessary regulatory notices and applications related to the transaction contemplated by the Agreement within thirty (30) calendar days of the execution date of the Agreement. Buyer also agrees to cooperate with Seller in obtaining any regulatory approval which Seller must obtain before the Closing. Buyer shall notify Seller promptly of any significant development with respect to any application it files under this Section. Buyer also shall provide Seller with a copy of any regulatory approval it receives under this Section, promptly after Buyer’s receipt of the same.

8.2     Change of Name, Etc.

Immediately after the Closing, Buyer will (a) change the name and logo on all documents and facilities relating to the Assets, Liabilities and the Real Property to Buyer’s name and logo, and (b) provide all appropriate notices to the FDIC and any other regulatory authorities required as a result of the consummation of such transactions. Buyer agrees not to use any forms or other documents bearing Seller’s name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Buyer agrees that all such forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. Buyer shall use its best efforts to encourage these customers to begin using such checks and cease using checks bearing Seller’s name.

IX.           CASUALTY AND CONDEMNATION

9.1           Notice of Loss.  If, prior to the Closing Date, any portion of the Real Property suffers a Minor or Major Loss, Seller shall immediately notify Buyer of that fact, which notice shall include sufficient detail to inform Buyer of the current status of the Real Property following such loss.  Seller agrees not to settle or compromise any claim for any condemnation award without the prior written consent of Buyer.  Buyer shall have the right to participate in any condemnation proceeding.

9.2           Minor Loss.  Buyer’s obligations hereunder shall not be affected by the occurrence of a Minor Loss, provided that upon the Closing, there shall be a credit against the Property Purchase Price equal to the amount of any insurance proceeds collected by Seller as a result of such Minor Loss, plus the amount of any insurance deductible.  If the proceeds have not been collected as of the Closing, then Seller’s right, title and interest to such proceeds shall be assigned to Buyer at the Closing, together with a credit against the Property Purchase Price in the amount of any insurance deductible.  This provision shall not limit any of the Seller’s repair obligations under the Leases.  If there is a Minor Loss and insurance coverage as set forth above is not available, Buyer shall have the same rights as if it was a Major Loss.

9.3           Major Loss.  In the event of a Major Loss, Buyer may, at its option to be exercised by written notice to Seller within twenty (20) days of Seller’s notice to Buyer of the occurrence thereof, elect to either (i) terminate this Agreement or (ii) consummate the transactions contemplated hereby, without restoration of the Real Property by Seller, subject to the following.  If Buyer elects to proceed, then the Closing shall be postponed to the later of the Closing Date or the date which is five (5) days after Buyer makes such election and, upon the Closing, Buyer shall be given a credit against the Property Purchase Price equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of such Major Loss, plus the amount of any insurance deductible.  If the proceeds or awards have not been collected as of the Closing, then provided the insurance carrier has acknowledged its obligation to pay on the loss (in the event of any damage), Seller’s right, title and interest to such proceeds or awards shall be assigned to Buyer (in the amount of the insurance carrier’s acknowledgment in the event of any damage), Buyer shall receive a credit against the Property Purchase Price due at Closing in the amount of any insurance deductible (in the event of any damage), and Seller will cooperate with Buyer as reasonably requested by Buyer in the collection of such proceeds or award.  If Buyer fails to give Seller notice within such 20-day period, then Buyer will be deemed to have elected to terminate this Agreement.

X.       SELLER’S EMPLOYEES

10.1     Transferred Employees.

(a)     Buyer will offer employment to all branch personnel employed at the Branches immediately prior to Closing and who have not been suspended, placed on leave or been subject to disciplinary actions within the 90 days prior to the Closing Date and who otherwise meet Buyer’s pre-employment screening criteria. Buyer shall be granted access to Seller’s personnel files with regard to such employees.  Buyer shall notify the Seller in writing not less than thirty days prior to the Closing Date detailing by name any employees at the Branches to whom the Buyer shall not offer employment. Seller’s employees who become employees of Buyer after the Closing shall be referred to as “Transferred Employees.”

(b)     Seller is responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Transferred Employee for periods ending on or prior to the Closing Date.

10.2     Employee Benefits.

(a)     From and after the Closing Date, Buyer shall provide the Transferred Employees with the employee benefits, if any, provided to employees of Buyer and its Affiliates, subject to the terms of Buyer’s benefit plans;

(b)     Buyer will grant for purposes of determination of vacation benefits, severance pay and all welfare benefit plans (as defined in ERISA) past service credit to all Transferred Employees for periods of time credited to such Transferred Employees as employees of Seller. To the extent that any Transferred Employee has satisfied in whole or in part any annual deductible under a Welfare Benefit Plan, or has paid any out-of-pocket expenses pursuant to any Welfare Benefit Plan co-insurance provision, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the benefit plans and programs provided to Transferred Employees by Buyer, and such plans and programs shall be applied without regard to any limitations relating to preexisting conditions or required physical examinations that would not otherwise apply under the respective Welfare Benefit Plans to the extent that such Transferred Employees are covered by the Welfare Benefit Plans on the Closing Date; provided, however, such treatment shall be contingent on Buyer obtaining the consent of its Insurers for Buyer’s Insured Welfare Benefit Plans. Seller agrees to furnish Buyer with information regarding Transferred Employees’ deductibles and out-of-pocket maximums within one week after the Closing Date.

(c)     Buyer shall take whatever action is necessary, if any, including amendment of its defined contribution pension plan, to grant to each Transferred Employee past service credit for purposes of eligibility and vesting under Buyer’s defined contribution pension plan for all periods of service credited to each such Transferred Employee under Seller’s defined contribution pension plan. Within 30 days before the anticipated Closing Date, Seller shall provide to Buyer such information as Buyer reasonably requires to establish the service for the Transferred Employees credited under Seller’s defined contribution pension plan; and

(d)     Buyer agrees to cause its 401(k) plan to accept eligible rollover distributions from the Seller’s 401(k) plan with respect to the Transferred Employees.

10.3     Training.

Seller shall permit Buyer to train the Transferred Employees during the 30-day period before Closing with regard to Buyer’s operations, policies and procedures at Buyer’s sole cost and expense. This training shall take place at the Buyer’s location, and shall be scheduled so that it does not disrupt the operations of the Branches.

XI.          CLOSING AND CONDITIONS TO CLOSING

11.1     Time and Place of Closing.

The Closing shall be on a date mutually agreed upon by the parties (the “Closing Date”), which shall be no more than 45 days after the last regulatory approval or non-objection necessary for the Closing has been obtained (without regard to any statutory waiting periods following such approval), but in no event later than March 31, 2011, to the extent feasible and acceptable to Seller’s and Buyer’s respective data processing services, but subject to the right of either Buyer or Seller to extend such date by up to sixty (60) days. The Closing shall take place at the offices of the Buyer at 10:00 a.m. on the Closing Date, or at a time and place otherwise determined by mutual agreement of the parties.

11.2     Exchange of Closing Documents.

(a)           Seller’s Deliveries On or Prior to Closing.  At least three Business Days prior to the Closing, Seller shall deliver to Buyer the following, to the extent they have not already been delivered (a) originals of the Contracts not previously delivered to Buyer; (b) originals of the Leases; and (c) any other instruments, records or correspondence called for hereunder which have not previously been delivered.

(b)           Seller’s Deliveries at Closing.  At or before the Closing, Seller shall deliver to Buyer the following to Buyer, to the extent they have not already been delivered:

(i)	a duly executed and acknowledged Deed for each parcel of Real Property;

(ii)	a duly executed Assignment of Leases for each Lease;

(iii)	a duly executed Bill of Sale for the Assets;

(iv)	a duly executed Assignment of Contracts for the Property;

(v)
a FIRPTA affidavit (in the form attached as Exhibit D) from the Seller pursuant to Section 1445(b)(2) of the Internal Revenue Code of 1986, and on which Buyer is entitled to rely, that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code;

(vi)
an owner’s/seller’s affidavit in form and substance reasonably acceptable to the Title Company which is sufficient to cause the Title Company to remove those standard exceptions in the title policy relating to possession of the Real Property (except as to tenants under the Leases), construction liens and other similar matters;

(vii)	a Closing Certificate in the form attached hereto as Exhibit J;

(viii)	duly executed original Tenant Estoppel Certificates in the form attached hereto as Exhibit F;

(ix)	an original signed notice in the form of Exhibit K attached hereto for each of the Tenants;

(x)
Certificate(s) of Occupancy and Smoke Detector Certificates, if required, together with originals (if in Seller’s possession) or copies of those licenses, permits, authorizations and approvals required by ordinance, statute, law, rule or regulation of any governmental authority for the operation or transfer of the Real Property;

(xi)	all keys to the Real Property, which shall be personally delivered by a representative of Seller to a representative of Buyer;

(xii)	Internal Revenue Service 1099-S form;

(xiii)	such original resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller as shall be reasonably required by Buyer and/or the Title Company;

(xiv)	any other instruments, records or correspondence called for hereunder which have not previously been delivered; and

(xv)	funds as required under Section 3.1 hereof.

(c)           Buyer’s Deliveries to Seller.  At or before the Closing, Buyer shall deliver or cause to be delivered the following:

(i)	a duly executed Assignment of Leases for the Property;

(ii)	a duly executed Assignment of Contracts for the Property; and

(iii)	an original signed notice in the form of Exhibit F attached hereto for each of the Tenants.

(d)           Deposit of Other Instruments.  Seller and Buyer shall each deposit with the other or the Title Company, as the case may be, such other instruments as are reasonably required by Title Company or otherwise required to consummate the transactions described herein in accordance with the terms hereof. Seller and Buyer hereby designate the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

11.3     Buyer’s Conditions to Closing.

Buyer’s obligation to purchase the Assets and the Real Property and assume the Liabilities is contingent upon and subject to the fulfillment of the following conditions in all material respects (collectively the “Conditions Precedent”):

(a)            the parties obtaining all regulatory approvals which are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period(s) without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

(b)           each representation and warranty of Seller in this Agreement being true and correct in all material respects as of the Closing Date and all covenants and conditions of Seller to be performed or met by Seller on or before the Closing Date having been performed or met in all material respects;

(c)            Seller’s delivery to Buyer of the documents set forth in Section 11.2(a) and (b);

(d)           The Title Company shall be committed to issue the Title Policy at Closing;

(e)            If so requested in writing by Buyer, Seller shall have notified each Tenant who occupies any portion of the Branches pursuant to a Lease with a term that has expired or which has a month to month term to vacate their leasehold, and such Tenet(s) shall have so vacated their leasehold, without any liability to Seller or Buyer;

(f)            The Average Deposits shall be at least $90million, without giving effect to municipal deposits.

11.4       Seller’s Conditions to Closing.

Seller’s obligation to sell the Assets and the Real Property and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment of the following conditions in all material respects:

 (a)     the parties obtaining all regulatory approvals which are required in order for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period(s) without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

(b)     each representation and warranty of Buyer in this Agreement being true and correct in all material respects as of the Closing Date and all covenants and conditions of Buyer to be performed or met by Buyer on or before the Closing Date having been performed or met in all material respects;

(c)     Buyer’s delivery to Seller of the following documents in form and substance reasonably satisfactory to Seller:

(i)	one or more executed instruments assuming the Deposits and all other Liabilities;

(ii)	a certificate executed by a Responsible Individual of Buyer attesting, to such person’s best knowledge, to Buyer’s compliance with the conditions set forth in Section 11.4(b).

11.5     Survival of Representations and Warranties.

Unless provided otherwise in this Agreement, Buyer’s and Seller’s representations and warranties under this Agreement or contained in any certificate or instrument delivered by either party at the Closing shall survive the Closing Date for a period of one year.

XII.            TERMINATION

12.1  Termination by Either Party.

Either party may terminate this Agreement upon written notice to the other if:

(a)     as a result of any material breach of any representation, warranty or covenant by the other party, the party terminating this Agreement has given the other party written notice of such breach and such breach is not cured within 30 days thereafter;

(b)     the Closing does not occur on or before May 31, 2011;

(c)     the other party so agrees in writing;

(d)     either party is unable to obtain the required regulatory approvals without any condition that, in such party’s good faith belief, materially diminishes the value of the benefits to be obtained by such party pursuant to this Agreement, or either party becomes subject to receivership or similar proceeding involving the assignment of such party’s assets for the benefit of creditors.

(e)     The default of the Seller or the Buyer.

The termination of this Agreement under subsection (a) shall not absolve the breaching party from any liability to the other party arising out of its breach of this Agreement

XIII.         MISCELLANEOUS

13.1   Continuing Cooperation.

(a)     On and after the Closing Date, Seller agrees to execute, acknowledge and deliver such documents and instruments as Buyer may reasonably request to vest in Buyer the full legal and equitable title to the Assets, the Real Property and Liabilities.

(b)     On and after the Closing Date, Buyer shall execute, acknowledge and deliver such documents and instruments as Seller may reasonably request to relieve and discharge Seller from its obligations with respect to the Liabilities.

(c)     Seller and Buyer shall cooperate with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing upon request information relating to the tax liability of any business operated by Seller or Buyer with respect to the Branches and promptly informing the other of the institution of, any material developments concerning, and the outcome of, the same.

(d)     Except as provided in Section 8.2, no interest in or right to use Seller’s logo or its name, or any other similar word, name, symbol or device in which Seller has any interest by itself or in combination with any other word, name, symbol or device, or any similar variation of any of the foregoing (collectively, the “Retained Names and Marks”) is being transferred to Buyer pursuant to the transactions contemplated hereby. Unless permitted pursuant to Section 8.2, Buyer shall not after the Closing Date in any way knowingly use any materials or property, whether or not in existence on the Closing Date, that bear any Retained Name or Mark; provided, however, that nothing herein shall prevent Buyer from utilizing the Retained Name or Mark in any materials delivered to customers of the Branches in accordance with this Agreement or de minimus uses within 30 days following the Closing Date. Buyer agrees that Seller shall have no responsibility for claims by third parties arising out of, or relating to, the use by Buyer of any Retained Name or Mark after the Closing Date, and Buyer agrees to indemnify and hold harmless Seller from any and all claims (and all expenses, including reasonable attorneys’ fees and disbursements incurred in connection with any such claim) that may arise out of the use thereof by Buyer.

13.2   Merger and Amendment.

This Agreement sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and it supersedes all prior agreements between the parties, whether written or oral, which apply to these matters. No provision of this Agreement may be changed or waived except as expressly stated in a document executed by both parties.

13.3   Indemnification.

After the Closing Date, and unless otherwise provided in the Agreement:

(a)     Buyer shall indemnify and hold Seller harmless from and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to transactions or operations at the Branches after the Closing Date, and from any loss or damage resulting from any breach by Buyer of any representation, warranty or covenant of Buyer contained in this Agreement. If any claim or lawsuit is made or commenced as to which Seller proposes to demand such indemnification, it shall notify Buyer with reasonable promptness; provided, however, that any failure by Seller to notify Buyer shall not relieve Buyer from its obligations hereunder, except to the extent that Buyer is actually prejudiced by such failure to give notice. Buyer shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Seller and any counsel designated by Seller. Buyer shall be liable for any settlement of any claim or lawsuit against Seller made with Buyer’s written consent, which consent shall not be unreasonably withheld.

(b)     Seller shall indemnify and hold Buyer harmless from and against all claims, lawsuits, costs (including reasonable counsel fees) and liabilities which arise out of or relate to transactions or operations at the Branches on or before the Closing Date, and from any loss or damage resulting from any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement. If any claim or lawsuit is made or commenced as to which Buyer proposes to demand such indemnification, it shall notify Seller with reasonable promptness; provided, however, that any failure by Buyer to notify Seller shall not relieve Seller from its obligations hereunder, except to the extent Seller is actually prejudiced by such failure to give notice. Seller shall have the option of defending such claim or lawsuit with counsel of its own choosing at its own cost and expense and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Buyer and any counsel designated by Buyer. Seller shall be liable for any settlement of any claim or lawsuit against Buyer made with Seller’s written consent, which consent shall not be unreasonably withheld.

(c)     Notwithstanding anything to the contrary contained in this Section 13.3, no indemnification shall be required to be made by either party until the aggregate amount of all such claims by a party exceeds $10,000.

13.4   Counterparts.

This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same instrument.

13.5   Exhibits and Schedules.

All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

13.6   Assignment.

This Agreement is not assignable by either party without the written consent of the other party, which shall not be unreasonably withheld.

13.7   Headings.

The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

13.8   Notices.

Any notice under this Agreement shall be made in writing and shall be deemed given when delivered in person, when delivered by first class mail postage prepaid (in which case the notice shall be deemed given on the third Business Day following the date on which the notice is postmarked), or when delivered by facsimile transmission, which transmission also shall be sent by first class mail, postage prepaid before the second Business Day following the transmission (in which case the notice shall be deemed given on the day transmitted if transmitted before or during normal business hours or, otherwise, on the next succeeding Business Day) to the parties at the respective addresses set forth below or at such other addresses as each party shall inform the other in writing.

If to Buyer to:	Robert F. Mangano
President and Chief Executive Officer
1st Constitution Bank
2650 Route 130
Cranbury, New Jersey 08512

With a copy to:	Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza, FL 6
New Brunswick, NJ 08901
Attention: Robert A. Schwartz, Esq.

If to Seller to:	Amboy Bank
3590 U.S. Highway 9 South
Old Bridge, NJ 08857
Attention: George Scharpf

With a copy to:	Hill Wallack LLP
202 Carnegie Center
P.O. Box 5226
Princeton, NJ 08543
Attention: Robert Basco, Esq.

13.9   Expenses.

Unless specifically stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement; provided, however, that each party shall pay all fees and expenses associated with obtaining the required regulatory approvals with respect to such party. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction.

13.10 Public Disclosures.

 (a)     Any press release, public notice or notice to local officials regarding this Agreement or the transactions contemplated herein to be made prior to the Closing Date shall be approved in writing by both parties prior to its release, unless the form and content of such release or notice are mandated by law, regulations or regulatory authority or required under the terms of this Agreement. Where required, the approval of either party shall not be unreasonably withheld or delayed. Where approval is not required, the parties, nevertheless agree to confer prior to any such release or notice.

(b)     After all applicable regulatory approvals have been received, Seller shall mail a notice to all depositors of the Branches whose accounts are to be assumed for the purpose of advising them of the transactions contemplated by this Agreement. Prior to mailing, Seller shall submit the proposed form of such notice to Buyer for review and approval, which approval shall not be unreasonably withheld. Alternatively, Seller may, at no expense to Seller, fulfill its obligations under this subsection (b) by joining in the notice to be mailed by Buyer pursuant to this Agreement.

13.11 Governing Law; Jurisdiction.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed entirely within the State of New Jersey, except to the extent that federal law shall be deemed to apply.

13.12 No Third Party Beneficiaries.

The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller and Buyer.

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by a duly authorized officer as of the date first written on page one of this Agreement.

Amboy Bank (Seller)

/s/ George Scharpf
By:	George Scharpf
Its:	President and Chief Executive Officer

1st Constitution Bank (Buyer)

/s/ Robert F. Mangano
By:	Robert F. Mangano
Its:	President and Chief Executive Officer

BRANCH PURCHASE AND ASSUMPTION AGREEMENT
AND
AGREEMENT FOR PURCHASE

List of Schedules:

Schedule 2.1(d) – Furniture, fixtures and equipment

Schedule 2.1(h) – Loans

Schedule 2.2 – Excluded Deposits

Schedule 2.3(a) – Real Property

Schedule 2.3(d) – Service Contracts

Schedule 2.3(b) – Leases

Schedule 2.15(n) – Environmental Reports

Schedule 3.1(b) – Policies with respect to Overdrafts

Schedule 5.2 – Litigation and Regulatory Proceedings

Schedule 5.10 – Brokers

Schedule 5.14 – Exceptions to Title

Schedule 5.23 – Tenant Delinquencies

Schedule 5.29 – Additional Deposit Relationships

Schedule 7.3 – Employee Wages

List of Exhibits:

Exhibit A – Deposits

Exhibit B – Closing Statement

Exhibit C – Adjusted Closing Statement

Exhibit D - FIRPTA affidavit

Exhibit E – Deed

Exhibit F – Tenant Estoppel Certificates

Exhibit G – Bill of Sale

Exhibit H – Assignment and Assumption of Service Contracts, Guaranties and Warranties and Other Intangible Property

Exhibit I – Closing Certificate

Exhibit J – Notice to Tenants